Exhibit 10.17

                           [Letterhead of InforMedix]

                                February 6, 2003

Rockwell Capital Partners, LLC
488 Madison Avenue, 8th Floor
New York, NY 10022
Attn: Robert DePalo

Dear Robert:

      The purpose of this letter is to clarify the sequence of transactions in which Rockwell Capital Partners, LLC ("Rockwell") and/or affiliates of Rockwell loaned money to InforMedix and converted a portion of the amount loaned into equity of InforMedix. This letter sets forth the understanding and agreement between InforMedix and Rockwell regarding such transactions. In consideration thereof, the parties agree as follows:

     1. On or about August 1, 2002, InforMedix issued Rockwell a convertible promissory note in a face amount of $150,000 (the "Rockwell Note"). This note contemplated three loan advances by Rockwell to InforMedix of $50,000 each, of which only the initial $50,000 advance was made.

     2. On or about August 1, 2002, Rockwell and/or its affiliates remitted $100,000 to JC Consulting in the name of, and on behalf of, InforMedix, and Rockwell is hereby representing that such payment was made in full. Although, a promissory note was never issued for such amount, it was intended that this amount (hereinafter referred to as the "JC Consulting Loan") be repaid to Rockwell on terms comparable to the Rockwell Note.

     3. In connection with the merger of InforMedix, Inc. and InforMedix Acquisition Corp. on August 22, 2002, Rockwell was deemed to have converted $50,000 of the amount owed to it pursuant to the JC Consulting Loan into 4,700,000 shares of InforMedix common stock. There remains $50,000 outstanding on the JC Consulting Loan and InforMedix wishes to issue a convertible promissory note to Rockwell, dated as of the date of that loan, to evidence that $50,000 obligation.

     4. On or about September 5, 2002, Rockwell and InforMedix entered into an agreement with American United Global, Inc. ("AUGI") under which AUGI agreed to advance the $100,000 remaining to be advanced to InforMedix under the Rockwell Note. Pursuant to this agreement, InforMedix issued a convertible promissory note to AUGI in the amount of $100,000 and agreed by letter agreement with Rockwell and AUGI to reduce the Rockwell Note to $50,000. InforMedix wishes to have Rockwell surrender and cancel the Rockwell Note so that InforMedix may issue a new promissory note to Rockwell, dated as of the date of that loan, in the principal amount of $50,000.

     5. In lieu of issuing Rockwell a convertible promissory note dated as of August 1, 2002 for the $50,000 outstanding on the Rockwell Note and the $50,000 obligation remaining for the JC Consulting Loan, Rockwell wishes that InforMedix issue a convertible promissory note in the amount of $50,000 payable to Allied International Fund and a convertible promissory note in the amount of $50,000 payable to Old Oak Fund, which entities are affiliates of Rockwell.

          If the foregoing meets with your approval and properly reflects your understanding of the terms and conditions agreed to by the parties, please so indicate by signing below.

                                      Very truly yours,

                                      INFORMEDIX ACQUISITION CORP.


                                      By:  /s/ Bruce A. Kehr
                                          -------------------------------
                                      Bruce A. Kehr, M.D.
                                      Chairman and Chief Executive Officer


AGREED AND ACCEPTED:

ROCKWELL CAPITAL PARTNERS, LLC


By: /s/ Robert DePalo
    ----------------------------------------

Name:    Robert DePalo
         -----------------------------------

Title:  President
       -------------------------------------